Exhibit 99.1

ANIXTER INTERNATIONAL INC. REPORTS FOURTH QUARTER 2012 RESULTS

Diluted Earnings per Share from Continuing Operations of $0.16,

Including Impairment, Pension-related and Restructuring Charges of $1.16 per share

On Record Fourth Quarter Sales of $1.54 Billion

Fourth Quarter Highlights

•	Adjusted earnings from continuing operations of $1.32 per diluted share

•	Achieved milestone of over $1 billion in annual Security Solutions sales

•	Delivered record fourth quarter sales in Electrical and Electronic Wire and Cable segment

•	Completed previously announced 1 million share repurchase program, bringing the total 2012 return of value to shareholders of $210 million

GLENVIEW, IL, (Business Wire) January 29, 2013 – Anixter International Inc. (NYSE: AXE) today reported record sales of $1.54 billion for the quarter ended December 28, 2012, a 3.0 percent increase compared to the year ago quarter. Organic sales growth, which excludes the impact of the following items, was flat year-over-year:

•	$31.0 million of sales from the second quarter acquisition of Jorvex

•	$8.6 million from the favorable effect of foreign exchange

•	$4.3 million from the favorable effect of copper pricing

Operating income of $38.6 million included pre-tax charges of $46.7 million attributable to:

•	Impairment of goodwill and long-lived assets of $15.3 million and $6.0 million, respectively, related to the change in reporting segments

•	Pension-related charge of $15.3 million

•	Restructuring charge of $10.1 million

After adjusting for the charges, operating income was $85.3 million compared to $91.6 million in the prior year period. Adjusted operating margin was 5.5 percent compared to 6.1 percent in the prior year period, driven primarily by a decrease in gross margin.

Adjusted net income from continuing operations was $43.5 million excluding the impairment, pension-related and restructuring charges of $38.3 million, net of tax. Adjusted net income was $47.8 million in the prior year quarter excluding a net tax benefit of $2.0 million.

Adjusted earnings from continuing operations was $1.32 per diluted share compared to an adjusted $1.43 per diluted share in the year ago quarter. The current quarter excluded the previously mentioned charges totaling $1.16 per diluted share while the prior year quarter excluded the previously mentioned tax benefit equating to $0.06 per diluted share. The $0.11 year-over-year decline in adjusted earnings per diluted share was primarily a result of the challenging global economy.

“In light of uneven global growth, we were pleased to achieve record fourth quarter and full year sales. This strong performance was driven by record sales in several areas of the business including Security Solutions, which continued to grow at a double digit rate to exceed $1 billion of sales for the year. Our ongoing focus on cost and balance sheet management enabled us to deliver solid operating performance and cash flow,” commented President and CEO, Bob Eck. “We continue to have a strong financial position, with a business model that generates substantial cash in periods of slower revenue growth, as highlighted by the current quarter and fiscal year.”

Income Statement Detail

Gross margin was 22.2 percent compared to 23.3 percent in the year ago quarter, primarily caused by a product mix shift within our Electrical and Electronic Wire and Cable and Enterprise Cabling and Security Solutions segments. Strong cost management resulted in flat operating expense year-over-year and a 50 basis point improvement in operating expense as a percent of sales, excluding the above mentioned charges.

Interest expense in the current quarter of $16.2 million increased by $4.2 million compared to the prior year quarter as a result of the $4.8 million of incremental expense associated with the second quarter of 2012 bond offering.

Excluding the impact of the impairment, pension-related and restructuring charges, the tax rate in the current quarter was 35.5 percent. In the first quarter of 2012 the Company recorded a benefit of $9.7 million related to the reversal of valuation allowances, and interest and penalties of $1.7 million related to the prior year. In the third quarter of 2012, the company recorded an impairment charge and an inventory adjustment which reduced operating income by $28.4 million, or $27.4 million net of tax. Excluding all of these charges the full year tax rate was 36.5 percent. The full year results for the prior year included net tax benefits of $10.8 million primarily related to the reversal of deferred income tax valuation allowances, $2.0 million of which was recorded in the fourth quarter. Excluding this benefit, the adjusted tax rate in the prior year fourth quarter and full year was 38.0 percent and 37.4 percent, respectively.

Segment Update

In December of 2012, the Company announced a change in reportable segments without revising or restating historical financial statements for any period. The new segments are Enterprise Cabling and Security Solutions, Electrical and Electronic Wire and Cable and OEM Supply.

Enterprise Cabling and Security Solutions (“ECS”) sales of $800.0 million declined 1 percent from the prior year period, impacted by the continuation of the trends we experienced throughout 2012 with companies delaying commitments to data center investments. Partially offsetting the decline was a 12 percent increase in security sales, which accounted for approximately 28 percent of segment sales. Adjusted operating income was $44.3 million, excluding $12.3 million of pension-related and restructuring charges, compared to $48.7 million in the year ago quarter. Adjusted operating margin was 5.5 percent compared to 5.6 percent in the previous quarter and 6.0 percent in the year ago quarter. Persistent weakness in the European economy and a product mix shift as security becomes an increasing part of the overall sales mix were the primary drivers of the margin decline versus the previous periods.

Electrical and Electronic Wire and Cable (“W&C”) achieved record fourth quarter sales of $544.1 million, up 18 percent from the prior year period, reflecting the acquisition of Jorvex and the continued strength in our natural resource extraction and power generation businesses. The strength was geographically broad-based, including record fourth quarter sales in resource rich regions such as Canada, Latin America and the Middle East. Adjusted operating income was $43.7 million, excluding $8.5 million of pension-related and restructuring charges, compared to $39.4 million in the year ago quarter. Adjusted operating margin was 8.0 percent compared to 8.5 percent in the previous quarter and 8.6 percent in the year ago quarter. The change in margin was largely a result of a mix shift from OEM to Industrial products in North America, and an increase in lower margin project activity outside of the US.

OEM Supply (“OEM”) sales of $200.3 million declined by 12.4 percent from the prior year quarter driven by a year-over-year decline in heavy truck production levels in North America along with weaker manufacturing production levels in the European region. Adjusted operating loss was $2.7 million, excluding $25.9 million of impairment, pension-related and restructuring charges, compared to an operating profit of $3.5 million in the year ago quarter. Adjusted operating margin was negative 1.4 percent compared to 0.2 percent in the previous quarter and 1.5 percent in the year ago quarter.

Discussion of Impairment, Pension-related and Restructuring Charges

In connection with the previously announced change in reportable segments and in accordance with accounting guidance, the Company was required to reassign the carrying amount of goodwill to its new reporting units in the fourth quarter of 2012. This interim assessment of the recoverability of goodwill and the recoverability of the Company’s long lived assets assigned to the reporting units concluded that the estimated fair value of the OEM Supply business was lower than the carrying value of the net assets. This result is primarily due to the poor global economic conditions that have disproportionately impacted this segment of our business, resulting in impairment charges of $21.3 million in the fourth quarter of 2012.

In the fourth quarter of 2012, the Company took two actions related to its U.S. defined benefit pension plan that will reduce future expenses and contributions. First, the Company offered a one-time lump sum payment option to terminated vested participants that resulted in an additional $34 million pension fund contribution by the Company to fund these payouts as well as a settlement charge of $15.3 million. These contributions were made using excess cash from operations, positively influencing the funded status of the plan. Second, the Company made changes to its existing U.S. defined benefit plan which are effective beginning December 31, 2013, that freeze benefits provided to employees hired on or before June 1, 2004. This change is similar to the change made in 2004 for any new employees.

Finally, recognizing the ongoing weak global economic conditions, the Company took further aggressive actions to reduce our cost structure across all segments and geographies, resulting in a $10.1 million charge in the fourth quarter of 2012. Most of the costs were severance related expenses associated with a reduction in over 200 positions.

The combination of the amendment to the pension plan and the restructuring actions will drive approximately $20 million in annual cost savings beginning immediately.

Cash Flow and Leverage

Cash flow generated from operations was $16 million compared to $113 million in the year ago quarter. The lower cash generation in the quarter was primarily due to a lower rate of working capital improvement achieved in the current quarter compared to the prior year quarter as well as the $34 million of additional pension plan contribution. Full year cash flow was $142 million; however, excluding the additional pension plan contribution, full year cash flow would have been $176 million, compared to $144 million in the prior year.

“Our disciplined working capital and cash management processes give us the flexibility needed to manage through an uncertain economic environment. With a year-end cash balance of $89 million and an expectation of continuing positive cash flow, we constantly evaluate the optimal use of our funds,” commented Ted Dosch, Executive Vice-President and CFO. “Going forward, we will utilize future cash flows to invest in the growth of the business, capitalize on strategic acquisition opportunities, deleverage our balance sheet, and selectively return capital to shareholders through share repurchases and special dividends, as we did in 2012 with our 1 million share repurchase and $4.50 per share special dividend.”

Key capital structure and credit-related statistics for the fourth quarter:

•	Debt-to-total capital ratio of 50.3 percent compared to 44.7 percent at the end of 2011

•	Weighted average cost of borrowed capital of 6.3 percent compared to 5.1 percent in the year ago quarter

•	$422 million of availability under bank revolving lines of credit at quarter end

•	$82 million of outstanding borrowings under the $300 million accounts receivable securitization facility at quarter end

Business Outlook

“Our outlook for 2013 includes low to mid-single digit organic sales growth, which we believe will be weighted to the back half of the year. While global markets are difficult to predict, we took aggressive measures in 2012 that position us to continue to expand our leadership position within each of our segments, further leveraging our global supply chain platform to better serve our customers,” stated Eck. “With ongoing pressure on companies to reduce costs, our business model, which is based on helping our customers lower their supply chain costs and reduce execution risk, is of even greater value. We believe we are well positioned financially, operationally and strategically to capitalize on our opportunities.”

Financial Results from Continuing Operations

(In millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Dec. 28 2012	Dec. 30 2011	Percent Change	Dec. 28 2012	Dec. 30 2011	Percent Change
Net Sales	$1,544.4	$1,499.0	3%	$6,253.1	$6,146.9	2%
Operating Income	$38.6	$91.6	-58%	$282.5	$362.8	-22%
Net Income	$5.2	$49.8	-90%	$124.6	$200.7	-38%
Diluted Earnings Per Share	$0.16	$1.49	-89%	$3.69	$5.71	-35%
Diluted Weighted Shares	33.1	33.5	-1%	33.8	35.1	-4%

Fourth Quarter Earnings Call

Anixter will host a conference call to discuss these results beginning at 9:30 am central time today, Tuesday, January 29, 2013. The call will be simulcast through Anixter’s investor relations website at www.anixter.com/investor. Additionally, the call may be accessed with the toll-free dial-in number 1 (888) 417-8465 or international toll free number 1 (719) 325-2452. Please use the pass code 4949555. A supplemental presentation titled “Fourth Quarter 2012 Highlights and Operating Review” will be posted to the Company’s investor relations website.

A replay of the conference call will be archived on the website and will also be available for 14 days, beginning at 12:30 pm central time on January 29, by dialing 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada. Please use the replay code 4949555.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire & cable, OEM supply fasteners and other small parts. The Company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1 billion in inventory, 3) approximately 220 warehouses with 7 million square feet of space, and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP – Finance & Chief Financial Officer	VP – Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at

anixter.com

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 28,	December 30,	December 28,	December 30,
(In millions, except per share amounts)	2012	2011	2012	2011
Net sales	$1,544.4	$1,499.0	$6,253.1	$6,146.9
Cost of goods sold	1,201.5	1,150.3	4,844.4	4,739.5

Gross profit	342.9	348.7	1,408.7	1,407.4
Operating expenses	283.0	257.1	1,077.7	1,044.6
Impairment of goodwill and long- lived assets	21.3	—	48.5	—

Operating income	38.6	91.6	282.5	362.8
Interest expense	(16.2)	(12.0)	(59.7)	(50.1)
Other, net	(1.8)	(2.4)	(13.6)	(9.2)

Income from continuing operations before taxes	20.6	77.2	209.2	303.5
Income tax expense	15.4	27.4	84.6	102.8

Net income from continuing operations	5.2	49.8	124.6	200.7
(Loss) income from discontinued operations, net of tax	(0.1)	(1.5)	0.2	(12.5)

Net income	$5.1	$48.3	$124.8	$188.2

Net income per share:
Basic:
Continuing operations	$0.16	$1.50	$3.76	$5.87
Discontinued operations	$—	$(0.05)	$0.01	$(0.37)

Net income	$0.16	$1.45	$3.77	$5.50

Diluted:
Continuing operations	$0.16	$1.49	$3.69	$5.71
Discontinued operations	$(0.01)	$(0.05)	$—	$(0.35)

Net income	$0.15	$1.44	$3.69	$5.36

Weighted average shares outstanding:
Basic	32.5	33.2	33.1	34.2
Diluted	33.1	33.5	33.8	35.1
Reporting Segments
Net sales:
Enterprise Cabling and Security Solutions	$800.0	$809.2	$3,236.3	$3,245.3
Electrical and Electronic Wire and Cable	544.1	461.0	2,111.2	1,949.9
OEM Supply	200.3	228.8	905.6	951.7

	$1,544.4	$1,499.0	$6,253.1	$6,146.9

Operating income:
Enterprise Cabling and Security Solutions	$32.0	$48.7	$156.7	$184.8
Electrical and Electronic Wire and Cable	35.2	39.4	166.5	161.2
OEM Supply	(28.6)	3.5	(29.9)	16.8
Corporate	—	—	(10.8)	—

	$38.6	$91.6	$282.5	$362.8

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Balance Sheets

	December 28,	December 30,
(In millions)	2012	2011
	(Unaudited)
Assets
Cash and cash equivalents	$89.4	$106.1
Accounts receivable, net	1,225.5	1,151.0
Inventories	1,060.9	1,070.7
Deferred income taxes	40.7	37.7
Other current assets	33.6	37.4

Total current assets	2,450.1	2,402.9

Property and equipment, net	95.9	88.3
Goodwill	342.0	351.7
Other assets	201.6	191.1

Total assets	$3,089.6	$3,034.0

Liabilities and Stockholders’ Equity
Accounts payable	$716.9	$706.5
Accrued expenses	249.5	317.4
Short-term debt	0.9	3.0

Total current liabilities	967.3	1,026.9

5.625% senior notes	350.0	—
1.0% convertible senior notes	297.8	280.3
5.95% senior notes	200.0	200.0
Accounts receivable securitization facility	82.0	175.0
10.0% senior notes	31.6	31.1
Revolving lines of credit and other	20.8	120.4
Other liabilities	170.2	199.1

Total liabilities	2,119.7	2,032.8

Stockholders’ equity	969.9	1,001.2

	$3,089.6	$3,034.0

Financial Measures That Supplement GAAP

This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic revenue growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.

Organic revenue growth measures revenue excluding the effects of acquisitions, foreign exchange and copper pricing for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, foreign exchange and copper pricing, which are subject to volatility or can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company business and may therefore be a useful tool in assessing period-to-period performance.

Fourth Quarter 2012 Sales Growth Trends (Unaudited)

	Fourth Quarter 2012 (as reported)	Adjustments for:			Fourth Quarter 2012 (as adjusted)	Fourth Quarter 2011	Organic Growth
		Acquisition Impact	Foreign Exchange Impact	Copper Impact

			(in millions)
Enterprise Cabling and Security Solutions
North America	$577.9	$—	$(2.0)	$—	$575.9	$565.8	1.8%
Europe	85.4	—	1.1	—	86.5	91.3	-5.1%
Emerging Markets	136.7	—	(2.3)	—	134.4	152.1	-11.7%

Enterprise Cabling and Security	$800.0	$—	$(3.2)	$—	$796.8	$809.2	-1.6%

Electrical and Electronic Wire and Cable
North America	$413.9	$—	$(3.9)	$(4.2)	$405.8	$365.5	11.0%
Europe	72.5	—	(0.9)	(0.1)	71.5	77.2	-7.2%
Emerging Markets	57.7	(31.0)	(0.5)	—	26.2	18.3	43.2%

Electrical and Electronic Wire and Cable	$544.1	$(31.0)	$(5.3)	$(4.3)	$503.5	$461.0	9.3%

OEM Supply
North America	$87.4	$—	$—	$—	$87.4	$99.7	-12.4%
Europe	100.1	—	0.5	—	100.6	113.8	-11.8%
Emerging Markets	12.8	—	(0.6)	—	12.2	15.3	-19.1%

OEM Supply	$200.3	$—	$(0.1)	$—	$200.2	$228.8	-12.5%

Total Anixter International	$1,544.4	$(31.0)	$(8.6)	$(4.3)	$1,500.5	$1,499.0	0.1%

Geographic Sales
North America	$1,079.2	$—	$(5.9)	$(4.2)	$1,069.1	$1,031.0	3.7%
Europe	258.0	—	0.7	(0.1)	258.6	282.3	-8.4%
Emerging Markets	207.2	(31.0)	(3.4)	—	172.8	185.7	-6.9%

Total Anixter International	$1,544.4	$(31.0)	$(8.6)	$(4.3)	$1,500.5	$1,499.0	0.1%

Twelve Months Sales Growth Trends (Unaudited)

	Twelve Months 2012 (as reported)	Adjustments for:			Twelve Months 2012 (as adjusted)	Twelve Months 2011	Organic Growth
		Acquisition Impact	Foreign Exchange Impact	Copper Impact

	(in millions)
Enterprise Cabling and Security Solutions
North America	$2,356.8	$—	$4.1	$—	$2,360.9	$2,301.3	2.6%
Europe	338.5	—	15.5	—	354.0	380.8	-7.0%
Emerging Markets	541.0	—	5.0	—	546.0	563.2	-3.1%

Enterprise Cabling and Security	$3,236.3	$—	$24.6	$—	$3,260.9	$3,245.3	0.5%

Electrical and Electronic Wire and Cable
North America	$1,662.0	$—	$6.9	$39.9	$1,708.8	$1,579.8	8.2%
Europe	294.8	—	6.0	5.2	306.0	299.7	2.1%
Emerging Markets	154.4	(62.8)	1.7	—	93.3	70.4	32.6%

Electrical and Electronic Wire and Cable	$2,111.2	$(62.8)	$14.6	$45.1	$2,108.1	$1,949.9	8.1%

OEM Supply
North America	$405.9	$—	$0.1	$—	$406.0	$421.4	-3.7%
Europe	438.6	—	18.5	—	457.1	469.5	-2.7%
Emerging Markets	61.1	—	3.3	—	64.4	60.8	6.1%

OEM Supply	$905.6	$—	$21.9	$—	$927.5	$951.7	-2.5%

Total Anixter International	$6,253.1	$(62.8)	$61.1	$45.1	$6,296.5	$6,146.9	2.4%

Geographic Sales
North America	$4,424.7	$—	$11.1	$39.9	$4,475.7	$4,302.5	4.0%
Europe	1,071.9	—	40.0	5.2	1,117.1	1,150.0	-2.9%
Emerging Markets	756.5	(62.8)	10.0	—	703.7	694.4	1.3%

Total Anixter International	$6,253.1	$(62.8)	$61.1	$45.1	$6,296.5	$6,146.9	2.4%